Exhibit 4.3

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

for

BEQUEST CAPITAL, LLC

A Florida Limited Liability Company

Dated as of January 21, 2022

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH HEREIN.

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) for BEQUEST CAPITAL, LLC, a Florida limited liability company (the “Company”), is made and entered into effective as of January 21, 2022, by and among the parties listed on Exhibit A hereto (each, a “Member,” and collectively, the “Members”), as Members.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions; Construction.

1.1. Definitions. When used in this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below:

“Act” shall mean the Florida Revised Limited Liability Company Act, Chapter 605, Florida Statutes, as the same may be amended from time to time.

“Agreement” means this Limited Liability Company Operating Agreement, as originally executed and as amended and/or restated from time to time.

“Articles of Organization” shall mean the articles of organization of the Company filed with the Secretary of the State of the State of Florida in accordance with the Act, as the same may be amended from time to time in accordance herewith.

“Bankrupt” means, with respect to any Person: (a) the filing of an application by such Person for, or such Person’s consent to, the appointment of a trustee, receiver, or custodian of its assets; (b) the entry of an order for relief with respect to such Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of such Person unless the proceedings and the trustee, receiver, or custodian appointed are dismissed within one hundred twenty (120) days; or (e) the failure by such Person generally to pay such Person’s debts as the debts become due within the meaning of Section 303(h)(l) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Person’s inability to pay its debts as they become due.

“Capital Account” means with respect to any Member the capital account that the Company establishes and maintains for such Member pursuant to Exhibit B.

“Capital Contribution” means a contribution in cash or property to the capital of the Company (and if required by the context of this Agreement, “Capital Contribution” shall also refer to the total amount of cash and the fair market value of property so contributed).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any succeeding law.

“Company” means the limited liability company organized m accordance with this Agreement.

“Majority Interest” means, in connection with any vote, approval or consent of the Members, the affirmative vote, approval or consent of Members that, taken together, hold more than fifty percent (50%) of the aggregate of all Percentage Interests of Members entitled to act on such matter.

“Manager” means the Person designated or appointed from time to time as provided in Section 7.1.

“Member” means each Person who (a) is identified as a Member on Exhibit A, has been admitted to the Company as a Member in accordance with the Articles or this Agreement, or is an assignee who has become a Member in accordance with Section 8.5, and (b) has not withdrawn, been removed or if other than an individual, dissolved.

“Membership Interest” means a Member’s entire interest in the Company including the Member’s right to share in income, gains, losses, deductions, credits, or similar items of, and to receive distributions from, the Company pursuant to this Agreement, the right to vote or participate in the management of the Company to the extent herein provided and the right to receive information concerning the business and affairs of the Company.

“Percentage Interest” means, for each Member, the percentage interest set forth opposite the name of such Member on Exhibit A, as the same may be adjusted from time to time in accordance with this Agreement.

“Permitted Transferee” means (i) another Member, (ii) the spouse of a Member, or (iii) a parent or descendant of a Member, including a child adopted prior to the age of ten.

“Permitted Trust” means a trust whose only beneficiaries, to the extent of any interest whatsoever, are Permitted Transferees (excluding Permitted Trusts for purposes of this definition).

“Person” means any individual, general partnership, limited partnership, limited liability company, limited liability partnership, corporation, trust, estate, real estate investment trust, association, or other entity.

“Transfer” shall mean any sale, transfer, assignment, hypothecation, encumbrance or other disposition, whether voluntary or involuntary, whether by gift, bequest or otherwise. In the case of a hypothecation, the Transfer shall be deemed to occur both at the time of the initial pledge and at any pledgee’s sale or a sale by any secured creditor.

1.2. Rules of Construction. The following rules of construction shall apply to this Agreement:

1.2.1. This Agreement shall be interpreted and construed in accordance with the laws of the State of Florida without regard to its conflicts of laws provisions but shall not be construed against the drafter of this Agreement.

1.2.2. The titles of the Sections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

1.2.3. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.

1.2.4. The term “including” shall in all cases be interpreted as “including, but not limited to.”

1.2.5. Each provision of this Agreement shall be considered severable from the rest,and if any provision of this Agreement or its application to any person or circumstances shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any person or circumstances shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

1.2.6. Unless the context clearly requires otherwise, words such as “herein” shall refer to this entire Agreement and not to a particular Section or provision, and references to particular “Sections” shall refer to the Sections of this Agreement.

2. Organizational Matters.

2.1. Formation. The Members have formed a Florida limited liability company through the filing of the Articles with the Secretary of State of the State of Florida and by entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to this Agreement.

2.2. Name. The name of the Company is “Bequest Capital, LLC.” The business and affairs of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Manager may deem appropriate or advisable. The Manager shall file any fictitious name certificates and similar filings, and any amendments thereto, that may be appropriate or advisable.

2.3. Term. The existence of the Company commenced on the date of the filing of the Articles with the Department of State of the State of Florida and shall continue until the Company is dissolved in accordance with the provisions of this Agreement.

2.4. Principal Office; Registered Agent. The principal office of the Company shall be as determined by the Manager from time to time. The Company shall continuously maintain a registered agent and office in the State of Florida. The registered agent shall be as stated in the Articles or as otherwise determined by the Manager.

2.5. Purpose. The purpose of the Company is to own interests in and manage private real estate funds. The Company may carry on any other lawful business, purpose, or activity incidental or related to the foregoing that may be carried on by a limited liability company under applicable law.

3. Percentage Interests; Provisions Related to Capital.

3.1. Percentage Interests. The name and Percentage Interest of each Member as of the date hereof is set forth on Exhibit A attached to this Agreement.

3.2. Capital Contributions. Each Member shall be obligated to make Capital Contributions in the amount set forth opposite the name of such Member on Exhibit A. No Member shall be required at any time to make any additional contributions to the capital of the Company or be obligated or required under any circumstances to restore any negative balance in his, her or its Capital Account.

3.3. Additional Capital Contributions.

3.3.1. No Member shall be obligated to make any additional capital contributions to the Company. If the Company requires additional capital for its operations the Manager may, in his sole discretion, issue a call for additional capital contributions, in which case the Members will have the opportunity, but shall in no event be obligated, to make additional contributions to the Company in proportion to their Percentage Interests. If any Member shall fail to make his proportionate share of any such additional capital contribution, any other Member may make such contribution, and the Percentage Interests of the Members shall be adjusted as set forth in Section 3.3.2 below.

3.3.2. If one or more Members shall fail to contribute his or her proportionate share of any additional capital contributions under Section 3.3.l, the Capital Accounts of the Members shall be adjusted to reflect (i) the additional capital contributions and (ii) the net gain or loss that would have been allocated to each Member under this Agreement if all of the assets of the Company (other than the newly contributed assets) had been sold for their fair market values, and the resulting gain or loss (determined by reference to the prior Gross Asset Value of such assets) had been allocated to the Members in accordance with the terms of this Agreement. Such adjustments to the Capital Accounts shall be made in accordance with Regulation §1. 704- (1)(b )(2)(iv)( t). For this purpose, the fair market value of the assets of the Company shall be determined by the Manager. After the Capital Accounts have been adjusted as provided in this Section 3.3.2, the Percentage Interest of each Member shall be adjusted to equal that percentage obtained by dividing the positive balance in such Member’s Capital Account by the sum of the positive Capital Account balances of all the Members.

3.4. Advances. If the Company requires additional funds for the fulfillment of its purposes, the Company may borrow funds from one or more Members, or from Persons related to one or more Members, on such terms as the Manager and the party or parties making such loans may agree. Unless otherwise agreed by the party or parties making such loans, all loans made under this Section 3.4 shall be repaid in full, with interest, before any distributions are made to the Members under this Agreement.

3.5. Capital Accounts. The Company shall maintain an individual Capital Account for each Member in accordance with the provisions set forth in Exhibit B attached hereto.

3.6. No Interest. No Member shall be entitled to receive any interest on such Member’s Capital Contributions.

3.7. No Withdrawal. No Member shall have the right to withdraw such Member’s Capital Contributions or to demand and receive property of the Company or any distribution in return for such Member’s Capital Contributions, except as may be specifically provided in this Agreement.

4. Distributions to Members.

4.1. In General. All cash or property available for distribution to the Members prior to the liquidation and winding up of the Company, as determined by the Manager, shall be distributed to the Members in proportion to their Percentage Interests as of the date of such distribution. In making determinations regarding distributions, the Manager shall be authorized to establish reasonable reserves for working capital, improvements, capital expenditures and the acquisition of other assets by the Company.

4.2. Return of Distributions. Except for distributions made in violation of this Agreement, or as otherwise required by law, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company.

4.3. Withholding. Any tax required to be withheld with respect to any Member under Section 1446 or other provisions of the Code, or under state law, shall be treated for all purposes of this Agreement: (i) as a distribution of cash to be charged against future distributions to which such Member would otherwise have been entitled; or (ii) if determined by the Manager, as a demand loan to such Member.

5. Allocation of Profit and Loss. Subject to the rules set forth in Exhibit B, all Profits and Losses for any taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

6. Members.

6.1. Limited Liability. Except as required or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that debt, obligation, or liability arises in contract, tort or otherwise.

6.2. Authority of Members.

6.2.1. The Members, acting solely in their capacities as Members, shall have the right to vote on, consent to, or otherwise approve only those matters as to which this Agreement specifically requires such approval.

6.2.2. No Member acting solely in the capacity of a Member is an agent of the Company, nor can any Member acting solely in the capacity of a Member bind the Company or execute any instrument on behalf of the Company.

6.3. No Dissociation. A Member may not resign, withdraw or otherwise dissociate from the Company prior to the dissolution and winding up of the Company. Nothing in this Agreement shall be interpreted as giving a Member the right to withdraw from the Company.

6.4. Meetings of Members; Action by Consent.

6.4.1. Meetings of the Members may be called by the Manager or by Members holding an aggregate Percentage Interest of at least twenty-five percent (25%). Written notice of the time and place of a meeting shall be given to each Member at least five (5) business days in advance of the date of the meeting. Meetings shall be held at the principal office of the Company or at such other location as specified in the notice. A Member may attend either in person or by proxy. The presence in person or by proxy of Members holding an aggregate Percentage Interest of at least fifty one percent (51%) shall constitute a quorum at any meeting.

6.4.2. Any action or decision required or permitted to be taken by the Members under this Agreement may be taken without a meeting if consent in writing setting forth the action so taken is signed and delivered to the Company by Members representing not less than the minimum Percentage Interest necessary under this Agreement to approve the action. The Manager shall notify Members of all actions taken by such consents.

6.5. Admission of Additional Members. The Manager may, subject to the requirements of Section 7.2.1, admit additional Members to the Company in exchange for such additional Capital Contributions as the Manager may determine. No additional Member shall become a Member until such additional Member has made any required Capital Contribution and has become a party to this Agreement, and upon the admission of an additional Member the Percentage Interests of all existing Members shall be diluted proportionately.

6.6. Compensation of Members. Members who perform services for the Company shall be entitled to receive Guaranteed Payments as determined in the sole discretion of the Manager. For the initial fiscal year that the Company is in existence, and each subsequent fiscal year until subsequently amended, the Members shall be entitled to receive the Guaranteed Payments set forth on Schedule 6.6.

7. Manager and Officers.

7.1. Designation of Manager. Shawn Muneio is designated as the initial Manager of the Company, to serve until his death, resignation or incapacity. If the Manager shall cease to serve as Manager due to death, resignation or incapacity, a replacement Manager shall be designated by Members holding a Majority Interest. The Manager need not be a Member of the Company.

7.2. Duties and Authority of Manager

7.2.1. The Manager shall have full, exclusive and complete discretion, power and authority, subject to the provisions of this Agreement including but not limited to the Member approval requirements set forth below, to manage, control, administer and operate the business and affairs of the Company, including the power to (i) acquire, lease, sell or trade real and personal property on behalf of the Company, (ii) borrow money for or otherwise incur obligations for the Company and execute and deliver notes and mortgages consenting to the confession of judgment against the Company, and (iii) make any expenditures necessary or appropriate in connection with the management of the affairs of the Company. Notwithstanding any other provision of this Agreement, unless approved by Members holding at least sixty percent (60%) of the outstanding Membership Interests, the Manager may not:

a.	Open any bank or brokerage accounts or change the signatory authority on any bank or brokerage accounts;

b.	Hire any employees;

c.	Pledge any collateral of the Company or issue a guaranty of any of the Company’s obligations;

d.	Acquire any real property or personal property in excess of $10,000;

e.	Initiate any calls for Additional Capital Contributions;

f.	Sell additional Membership Interests or otherwise admit new Members to the Company;

g.	Make any distributions of cash or property to the Members;

h.	Sell any assets of the Company;

i.	Amend this Agreement;

j.	Initiate any bankruptcy actions on behalf of the Company;

k.	Commence dissolution actions on behalf of the Company.

l.	Appoint officers or designate their duties.

7.2.2. The Manager shall not do any act in contravention of this Agreement or possess Company property or assign rights in Company property other than for Company purposes. The Manager shall have no authority to create any note, mortgage, pledge or other obligation, or enter into any guarantee or suretyship agreement, which provides that any Member shall be personally liable for the payment of all or any part thereof, without the express written consent of each Member who will be held personally liable thereunder.

7.2.3. The Manager shall devote only as much time to the business and affairs of the Company as necessary for the proper performance of his or her duties.

7.2.4. The Manager shall perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Company and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

7.2.5. Subject to the requirements of Section 7.2.1, the Manager shall have the authority to appoint Officers as he shall determine necessary and in the best interests of the Company. These Officers shall have such duties and powers as set forth in this Agreement or as reasonably determined by the Manager from time to time. Any number of offices may be held by the same person. Any Officer of the Company may resign at any time by giving written notice to the Manager. Any such resignation shall take effect at the time specified therein or, if the time is not specified therein, then upon receipt thereof. The acceptance of such resignation shall not be necessary to make it effective. The Manager may remove any officer with or without cause from office by written notice to such officer.

7.3. Reimbursement of Expenses; Fees. The Company shall reimburse the Manager, any Officer or any Member for the actual cost paid or incurred by him for goods, materials, and services used by or for the Company. The Manager may be paid such fees as approved from time to time by a Majority Interest of Members.

7.4. Liability; Indemnification.

7.4.1. Liability of Member, Officer or Manager. No Member, Officer or Manager shall be personally liable for any debt, obligation, or liability of the Company, whether that debt, obligation, or liability arises in contract, tort, or otherwise, solely by reason of participating in the management of the Company. No Member, Officer or Manager shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member in his capacity as such, unless the act giving rise to the claim for indemnification is determined by a court to have constituted fraud, willful misconduct or recklessness on the part of the Member or Manager.

7.4.2. Indemnification. A Member, Officer or Manager shall be entitled to indemnification from the Company for any loss, damage, expense or claim incurred by such Person by reason of any act or omission performed or omitted by such Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement, unless the act or omission giving rise to the claim for indemnification is determined by a court to have constituted fraud, willful misconduct or recklessness on the part of such Person; provided, however, that any indemnity under this Section 7.4.2 shall be provided out of and to the extent of Company assets only, no debt shall be incurred by the Members in order to provide a source of funds for any indemnity, and no Member shall have any personal liability (or any liability to make any additional Capital Contributions) on account thereof.

7.4.3. Expenses. Expenses (including reasonable legal fees) incurred by a Member, Officer or Manager in such Person’s capacity as such in defending any claim, demand, action, suit, or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of an undertaking by or on behalf of such Person to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 7.4.3 hereof.

7.4.4. Appearance as a Witness. Notwithstanding any other provision of this Section 7.4, the Company may pay or reimburse expenses incurred by a Member, Officer or Manager in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding.

7.4.5. Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 7.4 shall not be exclusive of any other right which a Member or other person indemnified pursuant thereto may have or hereinafter acquire under any law (common or statutory), agreement, provision of the Articles or this Agreement, vote of Members or otherwise.

7.4.6. Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a Member, Officer employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Section 7.4.

7.4.7. Savings Clause. If this Section 7.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Member or any other person indemnified pursuant to this Section

7.4 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 7.4 that shall not have been invalidated and to the fullest extent permitted by applicable law.

7.5. Designation of Officers. The Manager hereby designates Shawn Muneio as President of Acquisitions and Finance, Kaveh Mehregan as Vice President of Investor Relations, Amanda Mehregan as Vice President of Acquisitions, and Martin Saenz as President of Asset Management and Investor Relations. All officers have authority to attend meetings on behalf of the Company and to sign all documents, including but not limited to, investment documents, loan documents and other contracts on behalf of the Company at such meetings or otherwise. In addition, these officers will each initially play the following roles:

7.5.1. Shawn Muneio, President of Acquisitions and Finance, will be responsible for managing all duties as they relate to acquiring new assets and managing the finances for the company. This includes managing the Vice President of Acquisitions, Amanda Mehregan. Finding quality assets, performing the necessary due diligence, and managing the finances on an ongoing basis is a large part of this position.

7.5.2. Amanda Mehregan, Vice President of Acquisitions, will be responsible for sourcing new opportunities within the real estate industry that fit into the buying parameters for Bequest Capital. This involves developing key relationships with industry players that can lead the team to finding quality assets for purchase.

7.5.3. Martin Saenz, President of Asset Management and Investor Relations, will be responsible for overseeing the Asset Management team that coordinates with property managers that manage day to day affairs of properties acquired by Bequest Capital. In addition, Martin will oversee Investor Relations, which includes managing the Vice President of Investor Relations, Kaveh Toranj-Mehregan. This department raises capital for real estate acquisitions and provides customer service to existing investors.

7.5.4. Kaveh Toranj-Mehregan, Vice President of Investor Relations, will directly manage the Marketing and Investor Relations team. This includes driving performance with lead generation, capital raising sales, and post-closing support.

The roles of any officer may be modified by the Manager with the approval of the Members in accordance with Section 7.2.1.

8. Transfer Of Membership Interests.

8.1. Basic Restrictions. A Member may not Transfer all or part of the Member’s Membership Interest to a person or entity (hereinafter sometimes referred to as an “Assignee”) unless the Transfer is made in accordance with the provisions of this Section 8. Any purported Transfer in violation of the provisions of this Section 8 shall be null and void and any non- transferring Member, in addition to any other remedies available under this Agreement and at law, in equity and otherwise, may seek to enjoin the Transfer and the transferring Member, or the Member’s legal representatives, agrees to submit to the jurisdiction of any court of the State of Florida and to be bound by any order of the court enjoining the purported Transfer. If a Transfer of a Membership Interest occurs (including a Transfer otherwise prohibited hereby that the Company is compelled by law, judicial process or otherwise to recognize), the Assignee shall have only the rights of an assignee who is not admitted as a Member unless the transferee is admitted as a Member pursuant to Section 8.5 below. An Assignee shall (i) only acquire the transferor’s rights to distributions and allocations as provided in Sections 4 and 5 of this Agreement with respect to the Membership Interest (or part thereof) subject to such Transfer (which, as to distributions, shall be subject to the Company’s right of offset to satisfy any debts, obligations or liabilities that the transferor Member or the Assignee may have to the Company), (ii) have no rights to any information or accounting of the affairs of the Company, (iii) not be entitled to inspect the books or records of the Company, (iv) not have any other rights conferred on a Member in this Agreement or by law (including, where applicable, the right to grant or withhold approval on any matter that requires the approval of the Members under this Agreement or by law), and (v) not have any right to receive notice of any act, circumstance, event or proposed event or action of which Members are otherwise entitled to receive notice pursuant to this Agreement, or on which Members are otherwise entitled to act or to express consent or dissent.

8.2. Lifetime Transfers by Members. During the lifetime of a Member, a Member may only Transfer all or a portion of his or her Membership Interest if (i) the Transfer is to a Permitted Transferee or a Permitted Trust, (ii) the Transfer is approved in writing by the Manager and Members holding an aggregate Percentage Interest of at least sixty percent (60%), or (iii) the Transfer is made after the Company and the other Members have been given the right of first refusal as set forth in the remainder of this Section 8.2.

8.2.1. Right of First Refusal. If a Member (hereinafter in this Section sometimes referred to as the “Selling Member”) receives a bona fide written offer from an unrelated third party (the “Offeror”) to purchase all or any portion of such Member’s Membership Interest (the “Offered Interest”), and the Selling Member desires to accept such offer, the Selling Member shall first give written notice of the offer (the “Offer Notice”) to the Company and shall offer to sell the Offered Interest to the Company. The offer to the Company shall be at a price and upon terms no less favorable to the Company or more favorable to the Selling Member than those which the Selling Member is willing to accept from the Offeror and may be accepted by the Company within thirty (30) days of the date the Company received the Offer Notice. The Selling Member shall give the Company a copy of the written offer from the Offeror. If the Company fails to accept the offer made by the Selling Member within thirty (30) days of the receipt of the Offer Notice then the Members other than the Selling Member shall have the opportunity for a further period of fifteen (15) days immediately after the expiration of the Company’s thirty-day purchase period to accept the offer set forth in the Offer Notice. If more than one Member desires to purchase the Offered Interest, they shall purchase the Offered Interest in proportion to their relative Percentage Interests or in such other proportion as they may agree.

8.2.2. Sale to Offeror. If neither the Company nor the other Members accept the Selling Member’s offer to purchase the Offered Interest within the time periods described above, the Selling Member may, within thirty (30) days from the expiration of the fifteen (15) day period the other Members had to accept the offer, sell the Offered Interest to the Offeror at a price not less than the price, and on terms not less favorable to the Selling Member than the terms, at which the Offered Interest was offered to the Company and the other Members. No sale to the Offeror shall be permitted or shall be recognized by the Company unless the Offeror agrees in writing to be bound by, and to hold the Offered Interest subject to, the terms and conditions of this Agreement, including without limitation the restrictions on Transfer set forth in this Section 8. If the Offered Interest is not so sold to the Offeror within the thirty (30) day period described in this Section 8.2.2, the Selling Member shall not thereafter sell all or any portion of his or her Membership Interest unless the Company and the other Members are again given a right of first refusal as proved in this Section 8.2.

8.2.3. Sale to Company or Other Members. If the Company or the other Members accept the offer of the Selling Member to sell the Offered Interest, the closing of such sale shall occur at the principal office of the Company no later than thirty (30) days after the acceptance of such offer. The purchase price for the Offered Interest shall be paid on the terms and conditions set forth in the Offer Notice, except that the purchaser(s) of the Offered Interest may elect to pay up to 80% of the purchase price by means of a promissory note bearing interest at the applicable federal rate of interest applicable to such promissory note under Section 1274 of the Code and payable in equal quarterly payments over a period not in excess of five years. The promissory note shall be prepayable at any time in full or in part and shall be due in full if any quarterly payment is not paid within fifteen days of the due date of such payment.

8.2.4. Additional Requirements. In addition to the other requirements of this Section 8.2, unless such requirement is waived by the Manager, no Transfer of any Membership Interest may be made unless the Company shall have received, at the expense of the Member seeking to effect the Transfer, an opinion of counsel satisfactory to the Manager that the proposed Transfer (i) may be effected without registration of the Membership Interests under the Securities Act of 1933, as amended, (ii) would not be in violation of any applicable state securities or “Blue Sky” law (including investment suitability standards) and (iii) will not cause a termination of the Company for federal income tax purposes.

8.2.5. Successive Transfers. If a Membership Interest is transferred under this Section 8.2 to a Permitted Transferee, the only Permitted Transferees of such Assignee (and of any subsequent Assignee of such transferred Membership Interest or any portion thereof) shall be the Permitted Transferees of the original transferor Member.

8.3. Bequest of Interests. The bequest by a Member of all or any portion of the Member’s Membership Interest shall not be permitted. The Company shall purchase the Membership Interest of a deceased Member for its fair market value, as determined in an independent appraisal performed by a certified public accountant or other qualified appraiser selected by the Manager. Upon the death of a Member and the payment of the purchase price for his Membership Interests to his spouse or beneficiary, the Member’s Membership Interest shall be allocated pro rata to the remaining Members. The Members acknowledge and agree that, upon the death of any Member, it is the present intention that the remaining Members will continue operating the business of the Company.

8.4. Bankruptcy of a Member; Involuntary Transfers. If any Member becomes Bankrupt, the following shall apply:

8.4.1. The trustee in bankruptcy or other successor in interest of the Bankrupt Member shall be entitled to receive the shares of revenues and other income, receipts, or gain which the Bankrupt Member would have been entitled to receive under the terms of this Agreement (net of the Member’s share of the Company costs, expenses and losses) until the time, if any, that the Membership Interest of the Bankrupt Member is purchased as described in Section 8.4.2., but the trustee in bankruptcy or other successor in interest shall not thereby become a Member, nor have any of the other rights herein conferred upon the bankrupt Member.

8.4.2. For a period of two years after the occurrence of the bankruptcy, the Company and the other Members shall have the right, but not the obligation, to purchase the Bankrupt Member’s Membership Interest for its fair market value, as determined in an independent appraisal performed by a certified public accountant or other qualified appraiser selected by the Manager. Unless the Manager currently intends to liquidate the Company, the fair market value of the Bankrupt Member’s Interest shall be determined based on the Bankrupt Member’s right to receive distributions from the Company, assuming the Company will continue as a going concern, rather than on the basis of a hypothetical liquidation of the Company. The appraiser shall take all relevant facts and circumstances into account, including, without limitation, minority discounts, lack of liquidity and restrictions on Transfer. At least 25% of such purchase price shall be paid in cash, with the remainder payable by means of a promissory note bearing interest at the applicable federal rate of interest in effect on the date of such purchase under Section 1274 of the Code and payable in equal quarterly payments over a period not to exceed five (5) years.

8.4.3. If all or a portion of the Membership Interest held by a Member is transferred involuntarily or by operation of law (including without limitation a Transfer made in connection with divorce proceedings), and if the Company is compelled by law, judicial process or otherwise to recognize such Transfer, then the Member who held such Membership Interest shall be considered a Bankrupt Member, and the provisions of Sections 8.4.1 and 8.4.2 above shall apply to the Membership Interest (or portion thereof) that was transferred involuntarily or by operation of law.

8.5. Admission of Assignee as Substitute Member. An Assignee who acquires all or any portion of an existing Member’s Membership Interest shall not be admitted to the Company as a substitute Member unless, in addition to meeting the other requirements set forth in this Section 8, the additional requirements set forth in this Section 8.5 are satisfied:

8.5.1. the Manager consents to such substitution, which consent may be given or withheld for any reason which the Manager deems appropriate or for no reason;

8.5.2. the assigning Member grants the Assignee the right to be admitted as a substitute Member, provided however, that such grant shall not be required in the case of a Transfer which occurs by reason of the death, dissolution or bankruptcy of the assigning Member;

8.5.3. the Assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart thereof and other documents or instruments as the Manager may require in order to effect the admission of the Assignee as a Member; and

8.5.4. if required by the Manager, the Assignee pays to the Company a sum that is sufficient to cover all expenses (including legal fees) connected with the admission of the Assignee as a substitute Member pursuant to this Agreement.

9. Books and Records; Accounting; Tax Matters.

9.1. Books and Records. The Manager may, in his discretion, cause the books and records of the Company to be kept, and the financial position and the results of its operations to be recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business.

9.2. Delivery to Members and Inspection.

9.2.1. Subject to such standards as may be established by the Manager, upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the Manager shall make available to the requesting Member information required to be maintained by Section 9.1.

9.2.2. Any request, inspection, or copying of information by a Member under this Section 9.2 may be made at such Members’ expense by a Member or such Member’s agent or attorney.

9.3. Financial Statements. The Manager shall provide any Member with such unaudited financial statements of the Company as such Member may from time to time reasonably request.

9.4. Tax Returns. The Manager shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year, or as soon as practicable thereafter, such information as is necessary to complete such Member’s federal and state income tax or information returns. The Manager shall cause the income tax and information returns for the Company to be timely filed with the appropriate authorities.

9.5. Other Filings. The Manager also shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Articles and all reports required to be filed by the Company with those entities under the current applicable laws, rules and regulations.

9.6. Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

9.7. Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Manager may rely upon the advice of the Company’s accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

9.8. Tax Matters.

9.8.1. Status of Company as Partnership. It is intended that the Company shall be treated as a partnership for federal and state income tax purposes. Unless the Members unanimously agree in writing neither the Company nor any Member may make an election for the Company to be taxable as a corporation for federal income tax purposes or to be excluded from the application of the provisions of subchapter K of chapter I of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

9.8.2. Tax Elections. Except as otherwise provided in this Agreement, including Section 9.8.1 above, the Manager may cause the Company to make any elections permitted under applicable tax law

9.8.3. Partnership Representative. Shawn Muneio is hereby designated as the “Partnership Representative” of the Company as defined in Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof) (the “Partnership Audit Rules”). In this capacity, the Partnership Representative shall represent the Company in any disputes, controversies or proceedings with the IRS or with any state or local taxing authority and is hereby authorized to take any and all actions that it is permitted to take when acting in that capacity, including making the election under Section 6226 of the Code to have the Members take tax adjustments into account on their own tax returns. The Company shall reimburse the Partnership Representative for all costs and expenses incurred by it in performing its duties as the Partnership Representative (including legal and accounting fees and expenses). Nothing herein shall be construed to restrict the Company from engaging an accounting firm or a law firm to assist the Partnership Representative in discharging its duties hereunder. The Manager may replace the Partnership Representative at any time without the approval or consent of the Members of the Company.

9.8.4. Special Allocation of Items Resulting from Company Audits. The Partnership Representative may make special allocations of income, gain, loss, or deduction in order to correct for distortions arising from an audit under the Partnership Audit Rules. Allocations made under this Section 9.8.5 shall preserve, to the greatest extent permitted by law, the after-tax economic arrangement of the Members.

9.8.5. Payment and Refund of Tax Pursuant to Partnership Audit Rules.

a. The Company shall timely pay any taxes due under Section 6225 of the Code as amended by the Partnership Audit Rules. Any amount paid by the Company under this Section that is attributable to any Membership Interest shall be treated as distributed to the holder of such interest at the time that the payment is made by the Company. Any deemed distribution under this Section shall be credited against distributions otherwise payable on such Membership Interest. For the avoidance of doubt, in the event that a Membership Interest to which this Section applies is held by a different Member during the Reviewed Year than in the Adjustment Year (as such terms are defined in Code as amended by Partnership Audit Rules) the Member holding the Membership Interest in the Adjustment Year shall be treated as receiving the distributions called for herein.

b. In the event that the Company receives any refund of taxes paid, such refund shall, to the extent feasible, be apportioned and distributed among the Members in such a manner as to offset any prior payment of taxes made by such Members pursuant to Section 9.8.6(a).

c. In the event that the Code Section 702(a)(8) income of the Company is decreased (or its Section 702(a)(8) loss is increased) as a result of the operation of 6225 of the Code as amended by Partnership Audit Rules, such decrease (or increase in loss) shall be proportionately specially allocated to the Member or Members whose income was decreased (or loss increased) in the Reviewed Year.

10. Dissolution and Winding Up.

10.1. Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs shall be wound up on the first to occur of the following:

10.1.1. The occurrence of any event of dissolution specified in the Articles;

10.1.2. The entry of a decree of judicial dissolution;

10.1.3. The vote of the Manager and of the Members holding an aggregate Percentage Interest of at least fifty percent (50%); or

10.1.4. The sale of all or substantially all of the assets of the Company.

The Company shall not be dissolved upon the bankruptcy or other event of dissociation with respect to any Member of the Company, unless there are no remaining Members to continue the Company.

10.2. Winding Up. Upon the occurrence of any event specified in Section 10.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Manager shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the assets and liabilities of the Company, shall either cause its assets to be sold to any Person or distributed to a Member, and if sold, as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.5 herein. The Person(s) winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. All actions and decisions required to be taken or made by such Person(s) under this Agreement shall be taken or made only with the consent of all such Person(s).

10.3. Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the gain or loss that would have been included in the amounts allocated pursuant to Section 5 and Exhibit B if such asset were sold for such value. Such gain or loss shall then be allocated pursuant to Section 5 and Exhibit B, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to).

10.4. Determination of Fair Market Value. For purposes of Sections 10.2 and 10.3, the fair market value of each asset of the Company shall be determined by the Manager.

10.5. Order of Distributions Upon Liquidation. After determining that all known debts and liabilities of the Company in the process of winding up, including without limitation debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed first, to the Members in accordance with their positive Capital Account balances, after such Capital Accounts have been adjusted to take into account all allocations of Profits and Losses, as specified in this Agreement, for the Company’s taxable year during which liquidation occurs and second, once all Capital Account balances are zero, in accordance with each Member’s Percentage Interest. Liquidating distributions shall be made by the end of the Company’s taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation.

10.6. Limitations on Payments Made in Dissolution. Each Member shall be entitled to look solely to the assets of the Company for the return of such Member’s positive Capital Account balance. Notwithstanding that the assets of the Company remaining after payment of or due provision for all debts, liabilities, and obligations of the Company may be insufficient to return the Capital Contributions or share of Profits reflected in such Member’s positive Capital Account balance, a Member shall have no recourse against the Company or any other Member.

10.7. Articles of Dissolution. Upon completion of the winding up of the affairs of the Company, the Manager, or other Person(s) winding up the affairs of the Company, shall cause to be filed in the office of, and on a form prescribed by, the Secretary of State of the State of Florida, articles of dissolution.

10.8. Termination. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Section 10, and the articles of dissolution are filed in accordance with Section 10.7.

10.9. No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a dissolution of the Company.

11. Miscellaneous.

11.1. Complete Agreement. This Agreement (including any schedules or exhibits hereto) and the Articles constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members or any of them. No representation, statement, condition, or warranty not contained in this Agreement or the Articles shall be binding on the Members or have any force or effect whatsoever. To the extent that any provision of the conflicts with any provision of this Agreement, the terms of this Agreement shall control as between the parties hereto.

11.2. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

11.3. Parties in Interest. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

11.4. Attorneys’ Fees. In any dispute between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such dispute shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court or arbitration costs incurred by reason of such litigation or arbitration.

11.5. Additional Documents. Each Member agrees to execute and deliver, from time to time, such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

11.6. Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement shall be in writing (which may include facsimile) and shall be deemed to have been given and received when delivered to the address specified by the party to receive the notice. The respective address of each Member shall be as set forth on Exhibit A. Any party may, at any time by giving five (5) days’ prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice shall be given.

11.7. Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto only if approved in writing by the Manager and Members holding an aggregate Percentage Interest equal to at least sixty percent (60%); provided, however, that, (i) no amendment shall reduce the Capital Account of any Member, any Member’s rights to distributions with respect thereto, any Member’s interest in Profits and Losses of the Company, or any Member’s voting rights unless such Member has consented in writing to such amendment and (ii) the unanimous approval of the Members shall be required to alter or amend any provision of this Agreement that provides that certain actions may be taken only with the unanimous consent or approval of the Members. The Manager may amend Exhibit A hereto at any time and from time to time to reflect the admission or withdrawal of any Member, or the change in any Member’s Capital Contributions, or any changes in the Member’s addresses, all as contemplated by this Agreement.

11.8. No Interest in Company Property; Waiver of Action for Partition. No Member has any interest in specific property of the Company. Without limiting the foregoing, each Member irrevocably waives during the duration of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

11.9. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.10. Investment Representation. Each Member hereby represents to, and agrees with, the other Members and the Company that such Member is acquiring the Membership Interest for investment purposes for such Member’s own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

IN WITNESS WHEREOF, the Members of Bequest Capital, LLC have executed this Agreement, effective as of the date first written above.

SHAWN MUNEIO AND TIFFANY MUNEIO,
TENANTS BY THE ENTIRETY

/s/ Shawn Muneio
Shawn Muneio

/s/ Tiffany Muneio
Tiffany Muneio

KAVEH TORANJ-MEHREGAN AND AMANDA MEHREGAN, TENANTS BY THE ENTIRETY

/s/ kaveh Toranj-Mehregan
kaveh Toranj-Mehregan

/s/ Amanda Mehregan
Amanda Mehregan

MARTIN SAENZ AND RUTH SAENZ, TENANTS BY THE ENTIRETY

/s/ Martin Saenz
Martin Saenz

/s/ Ruth Saenz
Ruth Saenz

SCHEDULE 6.6

GUARANTEED PAYMENTS

In 2022, the Members of the Company shall be paid the following Guaranteed Payments in exchange for their services rendered to the Company:

Kaveh Torani-Mehregan and Amanda Mehregan	$175,000

Martin Saenz	$175,000

Shawn Muneio	$175,000

Martin Saenz and Shawn Muneio may elect to defer their 2022 Guaranteed Payments and receive payment of such amounts over time period to be decided by the Members. At January 1, 2023, any 2022 Guaranteed Payments that remain unpaid shall be carried forward to 2023 so that when added to the 2023 Guaranteed Payments, all recipients of Guaranteed Payments shall be due and paid the same aggregate amount of Guaranteed Payments by the end of 2023.

BEQUEST CAPITAL, LLC Operating Agreement

EXHIBIT A

Dated as of January 21, 2022

Name and Address	Capital Contribution	Percentage Interest
Shawn Muneio and Tiffany Muneio, Tenants By the Entirety	$20,000	33.334%
______________________
______________________

Kaveh Toranj-Mehregan and Amanda Mehregan, Tenants By the Entirety	$20,000	33.333%
______________________
______________________

Martin Saenz and Ruth Saenz, Tenants By the Entirety	$20,000	33.333%
______________________
______________________

TOTAL	$60.000	100.0%

EXHIBIT B

Provisions Related to Maintenance of Capital Accounts

and Allocation of Profits and Losses

B.1. Additional Definitions. In addition to the terms defined in other provisions of this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Capital Account” shall mean, with respect to any Member, the balance in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments (i) increasing the Capital Account by any amounts that the Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulation Sections 1.704- 1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) reducing the Capital Account by the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Capital Account Deficit” means the deficit balance, if any, in a Member’s Adjusted Capital Account.” The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Depreciation” shall mean for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Partner, and if the Company uses the “remedial allocation method” under Regulation Section 1.704-3(d) with respect to any asset, Depreciation for that asset shall be computed in accordance with Regulation Section 1.704-3(d)(2).

“Excess Nonrecourse Liabilities” has the same meaning as set forth in Regulation Section 1.752-3(a)(3).

“Gross Asset Value” with respect to any asset shall mean the asset’s adjusted basis for federal income tax purposes, except as follows:

(1) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the contributing Member and the Company.

(2) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Tax Matters Partner, as of the following times:

(i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis contribution of money or other property;

(ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the Company;

(iii) the liquidation of the Company for federal income tax purposes within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g);

except that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Members reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(3) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

(4) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of those assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704- 1(b)(2)(iv)(m) and Section B.2, except that Gross Asset Values shall not be adjusted pursuant to this paragraph (4) to the extent the Tax Matters Partner determines that an adjustment pursuant to paragraph (2) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (4).

(5) If the Gross Asset Value of an asset has been determined pursuant to paragraphs (1), (2), or (4), that Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to that asset for purposes of computing Profits and Losses.

“Member Nonrecourse Debt” has the same meaning as “partner nonrecourse debt” set forth in Regulation Sections 1.704-2(b)(4) and 1.704-2(i).

“Member Nonrecourse Debt Minimum Gain” shall have the same meaning as “partner nonrecourse debt minimum gain” set forth in Regulation Section 1.704-2(i) and shall be determined in accordance with the principles of that Section.

“Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” set forth in Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Nonrecourse Deductions” are deductions having the meaning set forth in Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Profits and Losses” shall mean for each taxable year or other period, an amount equal to the Company’s taxable income or loss for that year or period, determined in accordance with Code Section 703(a) (for these purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(1) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be added to such taxable income or loss.

(2) Any expenditures of the Company described in Code Section 705(a)(2)(B) or that are treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be subtracted from such taxable income or loss.

(3) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (2), (3) or (4) of the definition of Gross Asset Value, the amount of the adjustment shall be taken into account as gain or loss from the disposition of the asset for purposes of computing Profits or Losses.

(4) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value.

(5) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for the taxable year or other period, computed in accordance with the definition of Depreciation under this Agreement.

(6) Notwithstanding the above, any items that are specially allocated pursuant to Sections B.3 or B.4 shall not be taken into account in computing Profits and Losses.

“Regulations” means the regulations currently in force from time to time as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code. If a word or phrase is defined in this Agreement by cross-referencing the Regulations, then to the extent the context of this Agreement and the Regulations require, the term “Member” shall be substituted in the Regulations for the term “partner”, the term “Company” shall be substituted in the Regulations for the term “partnership,” and other similar conforming changes shall be deemed to have been made for purposes of applying the Regulations.

B.2. Preparation and Maintenance of Capital Accounts.

(a) The Capital Account for each Member shall:

(1) be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Profits and any other Company income and gain (or items thereof), including loss and deduction described in Regulation Section 1.704-1(b)(2)(iv)(g), and

(2) be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations of Losses and any other Company loss and deduction (or items thereof), including loss and deduction described in Regulation Section 1.704-1(b)(2)(iv)(g).

(b) The Members’ Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Regulation Section 1.704-1(b)(2)(iv)(g). On the transfer or all or part of a Membership Interest, the Capital Account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee Member in accordance with the provisions of Regulation Section 1.704-1(b)(2)(iv)(1).

B.3. Regulatory Allocations. Notwithstanding Section 5 of this Agreement and any other provision in this Exhibit B, the following special allocations shall be made in the following order:

(a) Limitation on Allocation of Losses. No Losses shall be allocated to a Member under Section 5 of the Agreement to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit at the end of any taxable year. Losses that would have been allocated to a Member but for the preceding sentence shall be allocated (1) first, to Members with positive balances in their Adjusted Capital Accounts, in proportion to and to the extent thereof, and (2) thereafter, among the Members in accordance with their respective interests in the Company, in accordance with Regulation Section 1.704-1(b)(3).

(b) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Regulation Section 1.704-2(f). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section B.3(b) is intended to comply with the minimum gain chargeback requirement in Regulation Section 1.704- 2(f) and shall be interpreted consistently therewith.

(c) Member Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(i)(4). This Section B.3(c) is intended to comply with the minimum gain chargeback requirement in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704- 1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) that would create an Adjusted Capital Account Deficit for such Member, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section B.3(d) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section B.3(d) and Section B.3(e) were not in the Agreement.

(e) Gross Income Allocation. If any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section B.3(e) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section B.3(e) were not in the Agreement.

(f) Nonrecourse Deductions. Nonrecourse Deductions (and Excess Nonrecourse Liabilities) for any taxable year or other period shall be allocated among the Members in proportion to their respective Percentage Interests.

(g) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i).

(h) Curative Allocations. The allocations set forth in Sections B.3(a) through B.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulation Section 1.704-1(b). It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section B.3(h). Therefore, notwithstanding any other provision of this Exhibit B (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner he determines appropriate so that, after such offsetting allocations are made, a Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 5 of the Agreement. In exercising his discretion under this Section B.3(h) , the Manager shall take into account any future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made. In addition, if as a result of any provision of this Agreement any Member is required to include in income any amounts other than those specifically contemplated by this Agreement and the Company receives a corresponding tax deduction, that deduction (or any part thereof) may, in the discretion of the Manager, be specially allocated to the Member required to include such amount in income.

B.4. Tax Allocations: Code Section 704(c). The provisions specified in Section 5 of the Agreement and Section B.3 above shall govern the maintenance of the Member’s Capital Accounts and the allocation of items to the Members for Code Section 704(b) book purposes. The following provisions of this Section B.4 apply solely for the purpose of determining how items of Company income, gain, loss, deduction and credit, as computed for federal income tax purposes, are to be allocated among the Members for federal, state and local tax purposes, and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits or Losses, or the manner in which distributions are made to the Members under this Agreement:

(a) Contributed Property. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(b) Revalued Property. If the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (2) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(c) Elections. Any elections or other decisions relating to allocations pursuant to this Section B.4 shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement.

B.5. Miscellaneous Allocation Provisions.

(a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations promulgated thereunder.

(b) Except as otherwise provided in this Agreement, all items of Company income gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

(c) For the purpose of determining each Member’s share of Excess Nonrecourse Liabilities pursuant to Regulation Section 1.752-3(a)(3), and solely for such purpose, each Member’s interest in Company Profits is hereby specified to be such Member’s Percentage Interest.

SECOND AMENDMENT
OF BEQUEST CAPITAL, LLC’S
OPERATING AGREEMENT

THIS SECOND AMENDMENT OF BEQUEST CAPITAL, LLC OPERATING AGREEMENT (this “Second Amendment”) is entered into this 18 day of December, 2023, by and among Shawn Muneio and Tiffany Muneio (collectively “Muneio”) and Martin Saenz and Ruth Saenz (collectively “Saenz”) (Saenz and Muneio, the “Members”) and BEQUEST CAPITAL, LLC (the “Company”).

Explanatory Statement

A.	The Company is governed by an Operating Agreement, dated January 21, 2022.

B.	The Company amended the Operating Agreement by way of an Amendment to Bequest Capital LLC Operating Agreement, dated August 15, 2022.

C.	The Operating Agreement identifies the members of the Company and their respective membership interests as follows: Kaveh Toranj-Mehregan and Amanda Mehregan, as tenants by the entireties – 33.333%; Shawn Muneio and Tiffany Muneio, as tenants by the entireties – 33.334%; and Martin Sanez and Rith Saenz, as tenants by the entireties – 33.333%.

D.	Pursuant to an Assignment of Membership Interest, dated December 18, 2023, Kaveh Toranj-Mehregan and Amanda Mehregan, as tenants by the entireties, assigned their entire membership interest in the Company to Muneio and Saenz, such that Muneio and Saenz each own 50% of the Company. A copy of the Assignment of Membership Interest is attached hereto as Exhibit 1.

E.	The Members now own 100% of the membership interests of the Company.

F.	The Members hereto desire to amend the Operating Agreement of the Company as provided herein.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

1. The Operating Agreement is hereby amended to remove Kaveh Toranj-Mehregan and Amanda Mehregan, as tenants by the entireties, as a member(s) of the Company.

2. The Operating Agreement is further amended as follows:

a.	Section 7.5 is amended to remove Kaveh Mehregan as Vice President of Investor Relations and Amanda Mehregan as Vice President of Acquisitions, without replacements.

b.	Section 7.5.2 is deleted in its entirety.

c.	Section 7.5.4 is deleted in its entirety.

d.	Schedule 6.6 is amended to remove Toranj-Mehregan and Amanda Mehregan’s entitlement to Guaranteed Payments.

3. Except as expressly modified by this Second Amendment, the parties hereby ratify and confirm for all purposes and in all respects the provisions of the Operating Agreement.

IN WITNESS WHEREOF, the parties have executed this Second Amendment, under seal, as of the date set forth hereinabove.

/s/ Shawn Muneio	Dec 18, 2023
Shawn Muneio	Date

/s/ Tiffany Muneio	Dec 18, 2023
Tiffany Muneio	Date

/s/ Martin Saenz	Dec 18, 2023
Martin Saenz	Date

/s/ Ruth Saenz	Dec 18, 2023
Ruth Saenz	Date

Company:

BEQUEST CAPITAL, LLC

By:	/s/ Shawn Muneio	Dec 18, 2023
	Shawn Muneio	Date